Exhibit 8.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

December 16, 2024

SK Growth Opportunities Corporation

228 Park Avenue S #96693

New York, NY 10003

Ladies and Gentlemen:

We have acted as U.S. tax counsel to SK Growth Opportunities Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SKGR”), in connection with the certain transactions contemplated by the Business Combination Agreement dated as of February 27, 2024 by and among SKGR, Webull Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), Feather Sound I Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Merger Sub I”) and Feather Sound II Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of the Company (“Merger Sub II”), as amended by the Amendment to Business Combination Agreement dated December 5, 2024 (the “Business Combination Agreement”). The Business Combination Agreement provides, among other things, that Merger Sub I will merge with and into SKGR with SKGR surviving (the “First Merger”), and as the second step in a single integrated transaction with the First Merger, SKGR will merge with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”) with Merger Sub II surviving as a direct wholly owned subsidiary of the Company. Further, on the Closing Date, immediately prior to the First Merger Effective Time, each preferred share of the Company issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one ordinary share of the Company, par value $0.0001 per share (the “Conversion” and together with the Mergers and all other transactions described in the Business Combination Agreement, the “Business Combination”). At the your request, and in connection with the filing of the registration statement of the Company (CIK No. 0001866364) on Form F-4, first publicly filed on December 5, 2024 with the Securities and Exchange Commission (the “SEC”), and as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

SK Growth Opportunities Corporation

December 16, 2024

In providing our opinion, we have examined the Business Combination Agreement, the Registration Statement, and the other documents described therein and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:

(i)	All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination.

(ii)	The Business Combination will be consummated in accordance with the provisions of the Business Combination Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party);

(iii)	All factual representations, warranties and statements concerning the Business Combination and the parties thereto set forth in the Business Combination Agreement and other agreements referred to therein and in the Registration Statement (collectively, the “Documents”) are true, complete and correct as of the date hereof and will remain true, correct and complete through the consummation of the Business Combination;

(iv)	The statements and representations made by SKGR and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Mergers. Any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification.

SK Growth Opportunities Corporation

December 16, 2024

(v)	As to all matters as to which any person represents in the Documents and Officer’s Certificates that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement with respect to, there is in fact no plan, intention, understanding or agreement and, at all times up to and including the Closing, there will be no plan, intention, understanding or agreement;

(vi)	The Documents represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination, and none of the material terms and conditions thereof have been or will be waived or modified;

(vii)	SKGR, the Company and their respective subsidiaries will treat the Mergers and the Conversion for U.S. federal income tax purposes in a manner consistent with the opinion set forth below, to the extent applicable; and

(viii)	The fair market value of the Company Class A Ordinary Shares issued to SKGR shareholders in the Mergers will be equal to or greater than forty percent (40%) of the aggregate fair market value of consideration received by SKGR shareholders in the Mergers (including amounts received by SKGR shareholders in redemption of their interests in SKGR).

If any of the above described assumptions is untrue for any reason or if the Business Combination is consummated in a manner that is different from the manner described in the Business Combination Agreement and in the Registration Statement, our opinion as expressed below may be adversely affected.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. There can be no assurance or guarantee given that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or the Mergers, together with the Conversion, will qualify as an “exchange” within the meaning of Section 351(a) of the Code, or that the U.S. Internal Revenue Service (the “IRS”) or any court will agree with our conclusions, which are not binding on them. The IRS may challenge one or more of the conclusions contained herein and the IRS may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

SK Growth Opportunities Corporation

December 16, 2024

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Taxation—Certain Material U.S. Federal Income Tax Considerations,” we are of the opinion that the Mergers, taken together as an integrated transaction, more likely than not satisfy the requirements to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, except with respect to the requirement that “continuity of business enterprise” as set forth in U.S. Treasury Regulations Section 1.368-1(d) (“COBE”) be met, about which no opinion is expressed.

We are unable to express any opinion about whether COBE is met because of the absence of legal authority bearing directly on how COBE would apply in the case of an acquisition of a corporation with only investment-type assets, such as SKGR. In addition, there is significant factual uncertainty regarding how redemptions by SKGR shareholders prior to the date of signing of the Business Combination Agreement and in connection with the Mergers (which will not be known until Closing) would impact the COBE analysis.

Further, there is a lack of legal authority supporting the treatment of the Mergers, together with the Conversion, as an “exchange” within the meaning of Section 351(a) of the Code, and accordingly there is significant uncertainty that the Mergers, together with the Conversion, would so qualify. Therefore, for the reasons described herein and in the Registration Statement under the heading “Taxation—Certain Material U.S. Federal Income Tax Considerations—Tax Consequences of the Business Combination Under Section 351 of the Code,” we are unable to express an opinion on whether the Mergers, together with the Conversion, qualify as an “exchange” within the meaning of Section 351(a) of the Code.

In the event that the Mergers do not qualify either as a “reorganization” under Section 368(a) of the Code, or as a part of an “exchange” under Section 351(a) of the Code, then the U.S. federal income tax treatment discussed in the Registration Statement under the heading “Taxation—Certain Material U.S. Federal Income Tax Considerations—Tax Consequences of the Business Combination if the Mergers Do Not Qualify as either a Reorganization or as part of an Exchange,” will apply to SKGR shareholders.

SK Growth Opportunities Corporation

December 16, 2024

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform SKGR of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions in connection with the Business Combination, or any matter other than those specifically discussed herein. In particular, this opinion is limited to the matters described herein, subject to the assumptions, limitations and qualifications stated herein, and does not address (i) the U.S. federal income tax treatment of any SKGR shareholder subject to special rules under the Code or the U.S. Treasury Regulations, (ii) any matter arising in connection with Section 367 of the Code, or (iii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291 to 1297 of the Code.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation